Exhibit 99.1

BioSpecifics Technologies Corp. Buys Down Royalties for Peyronie's Disease

Sep 5 08:00 AM US/Eastern

LYNBROOK, N.Y., Sept. 5 /PRNewswire-FirstCall/ -- BioSpecifics Technologies Corp. (OTC Bulletin Board: BSTC), a biopharmaceutical company developing first in class collagenase based products, announced today that it has signed an agreement to significantly improve the deal terms related to its future royalty obligations for Peyronie's disease by buying down its future royalty obligations with a one-time cash payment.

BioSpecifics has modified its previously announced agreement to lower future royalties payable on net sales of its injectable collagenase, XIAFLEX(TM), for Peyronie's disease. The Company has taken this strategic step because of the imminent initiation of the Phase 2b clinical trial, lack of currently available desirable therapeutic options for Peyronie's patients, the strong commitment of the Company's partner Auxilium Pharmaceuticals to pursue the development for this clinical indication and the results of the three separate positive clinical trials published to date.

BioSpecifics has previously announced that its third party royalty obligations for Dupuytren's disease are 0.5% of net sales.

Auxilium is obligated to pay low double digit royalties at a flat rate as a percentage of future worldwide net sales for all clinical indications, irrespective of territory, and independent of sales volume. BioSpecifics will also receive a percentage of non royalty payments (upfront, milestones, etc.) if Auxilium sub-licenses the marketing rights to a third party. In addition, BioSpecifics will receive a certain percentage mark up on cost of goods based on Auxilium's manufacturing costs.

About Peyronie's Disease

Peyronie's disease is characterized by the presence of a collagen plaque on the shaft of the penis, which can distort an erection and make intercourse difficult or impossible in advanced cases. The plaque is not elastic and it does not stretch during erection. In some mild cases, the plaque can resolve spontaneously without medical intervention. The most common plaque forms on the top of the penis causing the penis to arc upward. In severe cases, the penis can be bent at a 90-degree angle during erection. Significant psychological distress has been noted in patients with Peyronie's disease who are sexually active. Frequent patient complaints include increased pain, painful erections, palpable plaque, penile deformity, and erectile dysfunction. Patients with Peyronie's disease have been reported to have an increased likelihood of having Dupuytren's disease, frozen shoulder, plantar fibromatosis, knuckle pads, hypertension and diabetes. Peyronie's disease typically affects males in the range of 40-70 years. The cause of Peyronie's disease is unknown, although some investigators have proposed that it may be due to trauma or an autoimmune component. A number of researchers have suggested that the incidence of Peyronie's disease has increased due to the use of erectile dysfunction drugs.

Auxilium Pharmaceuticals has estimated that there are 210,000 potential candidates in the US and Europe for XIAFLEX treatment on an annual basis.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed and licensed injectable collagenase for three clinical indications: Dupuytren's disease, Peyronie's disease and frozen shoulder (adhesive capsulitis). The positive top line results for the Phase 3 trials on Dupuytren's disease have been previously announced. BioSpecifics has a development and licensing agreement with Auxilium Pharmaceuticals, Inc. More information about the Company may be found on its website at www.biospecifics.com.